Exhibit 99.1

KBR Announces Two New Strategic Business Agreements with Bernhard Capital Partners

HOUSTON – July 6, 2015 – KBR announced today that it has agreed to enter into two new partnerships with Bernhard Capital Partners (BCP). The first agreement will establish a new, equally owned and managed company, Brown & Root Industrial Services.

KBR’s Industrial Services Americas, part of the Engineering & Construction Business Group, will become part of the company and will continue to offer maintenance services, turnarounds and small capital expenditure projects. The Company will also comprise of WINK Engineering, a BCP portfolio company specializing in maintenance engineering design services to the refining, chemical/petrochemical, and bulk storage terminal industries. Brown & Root Industrial Services will be headquartered in Baton Rouge, Louisiana.

“This is an exciting partnership and we look forward to expanding the long tradition of Brown & Root serving the industrial services industry,” said Stuart Bradie, KBR President and CEO. “The partnership provides an opportunity for sustainable growth and marks yet another step in reshaping KBR to be a more market-responsive and efficient company, focused on our customers and shareholders.”

“We’re proud to build on the gold standard of the Brown and Root legacy, with a reputation for dependability, innovation and reliability since 1919,” said Andy Dupuy Brown & Root Industrial Services CEO. “Brown and Root Industrial Services will provide industry leading services with a renewed focus on customer service and project execution.”

In addition to this partnership, EPIC Piping, a BCP portfolio company, plans to acquire KBR’s Canadian pipe fabrication facility. KBR will become a minority limited partner in EPIC Piping and will enter into an alliance agreement that will give KBR access to EPIC’s world class pipe fabrication facilities in Louisiana & Texas.

KBR expects to receive approximately $32 million in net cash proceeds from the two transactions which are expected to close prior to year end.

KBR is a global technology, engineering, procurement and construction company headquartered in Houston, Texas. In addition to the Baton Rouge headquarters, Brown & Root Industrial Services will maintain a key office in Houston and over 70 project sites across the United States and Canada.

About KBR, Inc.

KBR, Inc. is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing approximately 25,000 people worldwide with customers in more than 70 countries and operations in 40 countries across three distinct global businesses:

•	Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through subsidiaries Granherne, Energo and GVA

•	Engineering & Construction, including Offshore Oil & Gas; Onshore Oil & Gas; LNG/GTL; Refining; Petrochemicals; Chemicals; differentiated EPC, and Industrial Services

•	Government Services, including program management and long term annuity contracts

KBR is proud to work with its customers across the globe to provide technology, value-added consulting services, integrated EPC delivery and Long Term Industrial Services to ensure consistent project delivery with predictable results. At KBR, we deliver.

Visit www.kbr.com

Forward Looking Statement

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors	Media
Zac Nagle	Marit Babin
Vice President, Investor Relations	Director, Global Communications & Government Relations
713-753-5082	713-753-3800
Investors@kbr.com	Mediarelations@kbr.com